UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2019

INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3025 Highland Parkway
Downers Grove, Illinois 60515
(Address of Principal Executive Offices)
(855) 377-0510
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

For the year ended December 31, 2018, InvenTrust Properties Corp. (the “Company”) paid distributions of approximately $54.2 million.  For income tax purposes only, approximately 39.78% of the distributions paid in 2018 will be treated as ordinary dividends and approximately 60.22% will be treated as non-dividend distributions. The following table denotes the allocation of the Company's distributions paid in 2018 for income tax purposes only. The December 2018 distribution, with a record date of December 28, 2018 and payment date of January 8, 2019, will be reported in 2019, and not reflected in the 2018 tax allocation.

For U.S. federal income tax purposes, the Company’s distributions of cash and property will be treated as taxable dividends to the extent of the Company’s Earnings & Profits.

Record Date	Distribution Payable Date	Total Distribution per Share	Ordinary Dividend Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Sec. 199A Dividend Per Share
12/28/2017	1/5/2018	$0.017375	$0.006911	$0.000228	$0.010464	$0.006683
3/29/2018	4/6/2018	$0.017900	$0.007120	$0.000235	$0.010780	$0.006885
6/29/2018	7/6/2018	$0.017900	$0.007120	$0.000235	$0.010780	$0.006885
9/28/2018	10/8/2018	$0.017900	$0.007120	$0.000235	$0.010780	$0.006885
		$0.071075	0.028271	0.000933	0.042804	0.027338

Consult Your Tax Advisor

The information in this document represents the Company’s understanding of the U.S. federal income tax laws and regulations and does not constitute tax advice. It does not purport to be complete or to describe the consequences that may apply to particular categories of stockholders. Each stockholder is urged to consult his, her, or its tax advisor as to the specific tax consequences of distributions to such stockholder, including the effect of any state, local, or non-U.S. tax laws, and of changes in applicable tax laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenTrust Properties Corp.

Date:	January 22, 2019	By:	/s/ Adam Jaworski
		Name:	Adam Jaworski
		Title	Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer